UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 3, 2014

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (919) 480-1518

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2014, Dr. Eric Barnett was appointed as a director of the Company. Set forth below is a brief biography of Dr. Barnett:

Dr. Eric Barnett, 50, is an experienced life-science executive, doctor of medicine, and chartered accountant. Since 2008, Eric has been the Executive Vice-President at Piedmont Pharmaceuticals LLC where he is responsible for Business Development and Marketing, to develop and execute the company’s long-term growth strategies including launching new brand initiatives. Eric was previously Vice President at GlaxoSmithKline and member of the clinical executive committee where he was responsible for financial capital management of the global research and development clinical portfolio. After an early career in medicine, Dr. Barnett joined a predecessor of PricewaterhouseCoopers in London where he was a member of an advisory team instrumental in streamlining the United Kingdom’s National Health Service. After his work with PWC and prior to joining GSK, Eric was the CFO at one of London’s National Health Service hospital groups.  Dr. Barnett earned his medical degree at the University of Bristol in Bristol, England. He also is a qualified chartered accountant (PwC alumnus) and a member of the Institute of Chartered Accountants of England and Wales.

On January 6, 2014, the Company issued a press release announcing the foregoing appointments, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: January 6, 2014	By:	/s/ James Green
Name: James Green
Title: CEO and Director